CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Trustees' Equity Fund of our reports dated December 19, 2023, relating to the financial statements and financial highlights, which appear in Vanguard International Value Fund, Vanguard Global Environmental Opportunities Stock Fund, Vanguard Emerging Markets Select Stock Fund, Vanguard Commodity Strategy Fund, and Vanguard Diversified Equity Fund's Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the references to us under the headings "Financial Statements", "Service Providers—Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania February 23, 2024